Exhibit 4.1

The Corporation will furnish without charge to each stockholder who so requests a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock of the Corporation or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Such requests shall be made to the Corporation’s Secretary at the principal office of the Corporation.
The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as Ihough they were written out in full according to applicable laws or regulations:
Signature(s) Guaranteed:
By:___
THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WiTH MEM BERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEOALUON PROGRAM), PURSUANT TO S.E.C. RULE17Ad-15.
This certificate also evidences and entitles the holder to Rights set forth in a Rights Agreeriient between the issuer and Continental Stock Transfer S Trust Company, as Rights Agent {the “Rights Agent”), dated as of September 11, 2001 (the “Rights Agreement”), the terms of which are incorporated herein by reference and a copy of which is on file at the principal offices of both the issuer and the Rights Agent. The Company will mail to the registered holder of this certificate a copy of the Rights Agreement, as in effect on the date of mailing, without charge upon written request. Under certain circumstances set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by any Person who is, was or becomes, or acquires shares from, an Acquiring Person or any Affiliate of an Acquiring Person (as each such term is defined in the Rights Agreement and generally relating to the ownership or purchase of large shareholdings), whether currently held by or on behalf of such Person or Affiliate or by certain subsequent holders, may become null and void.